Exhibit 99.1

Boxlight Regains Compliance with NASDAQ’s

Minimum Bid Price Requirement

Lawrenceville, GA – July 24, 2020 – Boxlight Corporation (NASDAQ: BOXL), a leading provider of interactive technology solutions for the global education market, today announced that it has regained compliance with the Nasdaq minimum bid price continued listing requirement. Today, the Company received a letter from Nasdaq stating that because the Company’s shares had a closing bid price at or above $1.00 per share for ten consecutive business days, the Company has regained compliance with the Minimum Bid Price Requirement for continued listing on Nasdaq and that the matter is now closed.

“We have made significant progress as a company in recent weeks and it’s encouraging to see the positive validation from our shareholders,” said Michael Pope, Boxlight’s CEO. “We will continue to focus on driving shareholder value, and we look forward to sharing several exciting growth opportunites in the coming months.”

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes, by developing the products they need. The company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

Michael Pope

+1 360-464-4478

michael.pope@boxlight.com